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                                                                   Exhibit 10.31


      AGREEMENT BETWEEN FOX SPORTS AMERICAS U.S. L.P. AND QUEPASA.COM, INC.

      This Agreement (the "Agreement") is entered into effective April 5, 1999 between Fox Sports Americas U.S. L.P., a Delaware limited partnership to be converted to Fox Sports World Espanol LLC, a Delaware limited liability company ("Fox"), and Quepasa.com, Inc., a Nevada corporation ("Quepasa"), relating to the establishment and operation of an Internet web site related to the Copa America soccer tournament and the exchange of advertising and promotional considerations as set forth below.

                                    RECITALS

      A. Fox owns and operates Fox Sports World Espanol ("FSWE"), a Spanish-language, sports-related television programming service distributed throughout the United States of America. A third party owns and operates fswe.com, an Internet web site (the "FSWE Site") that provides sports information in English and Spanish. Fox represents that it has the right to use the registered and unregistered trademark(s), service mark(s), logos and trade name(s) listed on Exhibit A (collectively, the "Fox Marks") in connection with FSWE.

      B. Quepasa owns and operates an Internet web site, "Quepasa.com" (the "Quepasa Home Page"), which provides English- and Spanish-language information and acts as a portal to the World Wide Web for visitors to the Quepasa Home Page. In connection with these activities, Quepasa has adopted and is using certain registered and unregistered trademark(s), service mark(s), logo(s) and trade name(s) listed on Exhibit B (collectively, the "Quepasa Marks").

      C. The parties wish to establish and operate an Internet web site, "copaameric1999.com" (the "Event Web Site"), related to the Copa America 1999, a soccer tournament that is scheduled to take place June 29 - July 18, 1999 (the "Copa America") (a schedule of the Copa America is attached hereto as Exhibit
C).

                                    AGREEMENT

      For good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

1.    TERM

      The term of this Agreement commenced effective April 5, 1999 and will continue through December 31, 1999 (the "Term"), unless earlier terminated by Fox in accordance with Section 5 below. Upon Quepasa's acceptance of the Year 2000 Plan (as defined in Section 2.5 below), the Term will be extended for one year, until December 31, 2000.
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2.    QUEPASA RIGHTS

      2.1   QUEPASA RIGHTS DURING THE TERM.  Fox plans to:

            2.1.1 Make available matches of the Copa America on pay-per-view television ("Copa Pay-Per-View"). In each Copa Pay-Per-View match, Quepasa will be entitled to:

            (A) present the opening and closing billboard;

            (B) two (2) on-screen displays of the Quepasa Logo, of three continuous minutes each, next to or near the game clock (one display during each half); and

            (C) one (1) on-air mention (including graphic) after the conclusion of each match directing viewers to the Event Web Site for the Copa Pay-Per-View broadcast schedule and complete Copa America coverage.

            2.1.2 Telecast all other matches of the Copa America on FSWE (including one (1) semi-final match and the championship match). In each Copa America match telecast live on FSWE, Quepasa will be entitled to:

            (A) air two (2) 30-second commercial announcements, which announcements shall be produced by and provided to Fox by Quepasa, and subject to approval by Fox;

            (B) present the opening and closing billboard;

            (C) two (2) on-screen displays of the Quepasa Logo, of three continuous minutes each, next to or near the game clock (one display during each half); and

            (D) two (2) on-air mentions (including graphic) after the conclusion of each match directing viewers to the Event Web Site for the FSWE broadcast schedule and complete Copa America coverage.

            2.1.3 Replay all matches of the Copa America on FWSE after the Tournament's conclusion. In each Copa America match telecast delayed on FSWE, Quepasa will be entitled to:

            (A) air two (2) 30-second commercial announcements, which announcements shall be produced by and provided to Fox by Quepasa, and subject to approval by Fox;
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            (B) present the opening and closing billboard;

            (C) two (2) on-screen displays of the Quepasa Logo, of three continuous minutes each, next to or near the game clock (one display during each half); and

            (D) one (1) on-air mention (including graphic) after the conclusion of each match directing viewers to the Event Web Site for the FSWE broadcast schedule and complete Copa America coverage.

            2.1.4 On or about June 15, 1999, provide a Spanish-language preview guide of the Copa America (the "Preview Guide") for placement on the Event Web Site. The Preview Guide will include, as Fox deems appropriate, historical information about the Copa America, a team-by-team overview of the 1999 participants and bios of key players. The Preview Guide and any updates thereto will be delivered to Quepasa via e-mail to the following address:
Luis@quepasa.com.

            2.1.5 Provide a total of fifty-four (54) Spanish-language match preview and summary articles for placement on the Event Web Site in connection with the matches played during the Copa America (the "Match Articles"). Fox will also provide two (2) Spanish-language general Copa America updates (the "Copa America Updates"), one each on July 8 and 15, 1999. The Match Articles and Copa America Updates shall average no fewer than 300 words each, and will be delivered each day during the Copa America via e-mail to the following address:
Luis@quepasa.com

            2.1.6 Furnish a cash prize in the amount of US$10,000.00 and merchandise prizes as selected by Fox in its sole discretion in connection with the contest currently designated "Copa America 1999 Consumer Sweepstakes Presented by Fox Sports World Espanol and Quepasa.com" (the "Copa Promotion #1"). In connection with the Copa Promotion #1 Fox will:

            (A) create a promotional announcement, including the Quepasa Logo, which will direct viewers to enter the Copa Promotion #1 (the "Copa Promotion #1 Announcement"). The Copa Promotion #1 Announcement shall be aired a minimum of 200 times between May 15, 1999 and July 1, 1999 on either FSWE or Fox Sports World as determined by Fox in its sole discretion;

            (B) place print advertisements, including the Quepasa Logo, announcing the Copa Promotion #1 (the "Copa Promotion #1 Advertisements"). During the period beginning June 21, 1999 and ending July 18, 1999, Fox will place one (1) weekly Copa Promotion #1 Advertisement in the sports sections of each of the following newspapers: "La Opinion" (Los Angeles, California); "Nuevo Mundo" (San Jose, California); "Nuevo Herald" (Miami, Florida); "El Diario" (New York, New
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            York); "La Semana" (Houston, Texas); "El Periodico" (San Antonio,
            Texas) and "Exito" (Chicago, Illinois); and

            (C) administer the registration of the contest, processing of all entries, selection of winners and awarding of prizes.

            2.1.7 Furnish a cash prize in the amount of US$25,000.00 and merchandise prizes as selected by Fox in connection with the contest currently designated "Copa America 1999 Challenge Presented by Fox Sports World Espanol and Quepasa.com" (the "Copa Promotion #2"). In connection with the Copa Promotion #2 Fox will:

            (A) create a promotional announcement, including the Quepasa Logo, which will direct viewers to visit the Event Web Site to enter the Copa Promotion #2 (the "Copa Promotion #2 Announcement"). The Copa Promotion #2 Announcement shall be aired a minimum of 200 times between May 15, 1999 and July 1, 1999 on either FSWE or Fox Sports World as determined by Fox in its sole discretion; and

            (B) administer the registration of the contest and the awarding of prizes.

            2.1.8 Furnish to its affiliates for distribution to targeted Hispanic communities at least 600,000 printed promotional pieces (which may include doorhangers and/or other collateral materials) promoting the Copa Pay-Per-View matches, which will include the Quepasa Logo.

            2.1.9 Integrate a Quepasa-sponsored feature entitled "El Minuto Copa America" (the "Feature") into the "Fox Sports Noticias" program on each of the fifteen (15) match days during the Copa America.

      2.2 ADDITIONAL MEDIA ELEMENTS. Fox also will make available to Quepasa:

            2.2.1 One (1) 30-second commercial announcement each day in "Fox Sports Noticias" on FSWE for 39 consecutive weeks beginning on April 19, 1999.

            2.2.2 Two (2) 30-second commercial announcements during FSWE's weekly telecasts of South American Soccer for 39 weeks beginning on April 19, 1999, during which telecasts Quepasa will be entitled to:

            (A) present the opening and closing billboards in each match; and

            (B) two (2) on-screen displays of the Quepasa Logo next to or near the game clock for a total of six (6) minutes of on-screen time per match (three minutes during each half).
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      2.3 WIRE SERVICE CONTENT. Fox will reimburse Quepasa for up to US$7,500.00 of its out-of-pocket costs of acquiring Spanish-language Copa America news and real-time scoring updates from a wire service that is unrelated to Quepasa, upon the submission by Quepasa of an invoice therefor accompanied by appropriate evidence of payment acceptable to Fox.

      2.4 YEAR 2000 PLAN. Fox may, at its option, on or before October 15, 1999, deliver to Quepasa a proposal for additional advertising and promotional considerations for the calendar year 2000 similar to that provided by the parties during the Term (the "Year 2000 Plan"). Within ten days of receipt of the Year 2000 Plan, Quepasa will notify Fox of its acceptance or rejection of the Year 2000 Plan. If Quepasa accepts the Year 2000 Plan, the parties will operate pursuant to the Year 2000 Plan on and after January 1, 2000.

      2.5 SPONSORSHIP CATEGORY EXCLUSIVITY. During the Term, Quepasa will be the only Internet search engine or portal that will have the right to advertise on FSWE in the United States of America. To the extent that, at any time during the Term, Fox controls the placement of advertising on the FSWE Site, Fox will give Quepasa the right to match any offer received by Fox from the owner of any other Internet search engine or portal for advertising placement on the FSWE Site, which right shall be exercised by Quepasa within 48 hours after having received written notice from Fox of any such offer. Any failure by Quepasa to respond to such notice shall be deemed a refusal to match.

3.    QUEPASA RESPONSIBILITIES

      3.1 FEE/PAYMENTS. Quepasa shall pay to Fox a total net fee of US$424,983.00 (US$499,980.00 less 15% agency commission) (the "Fee"). The Fee shall be paid in four (4) equal installments of US$106,245.75, which shall each be due on the following dates: (a) May 1, 1999; (b) July 1, 1999; (c) September 1, 1999; and November 1, 1999. All amounts payable pursuant to this Agreement will be payable in U.S. dollars at the payee's address for notices, without any deductions whatsoever, including for taxes, withholding, funds transfer fees or commissions. Any amount payable pursuant to this Agreement that is not paid when due will bear interest at the rate of 18% per annum (or, if lower, the maximum rate permitted by applicable law) from the date it first became due. Failure to strictly comply with any or all of the above payment terms shall constitute a material breach of this Agreement, the payment shall immediately be deemed past due, and Fox shall have the immediate right, in its sole discretion, to terminate this Agreement and/or revoke the sponsorship category exclusivity granted under Section 2.5 above.

      3.2   OBLIGATIONS DURING THE TERM.  Throughout the Term Quepasa will:

            3.2.1 Provide Fox with a first-position link from the Event Web Site and
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from the sports section of the Quepasa Home Page to the FSWE Site or another Fox
Internet web site designated by Fox from time to time. The Quepasa Home Page link shall be maintained throughout the Term.

            3.2.2 Administer the Copa Promotion #2 on the Event Web Site in accordance with the Official Rules (which will be provided by Fox), including the processing of all contest entries (the Copa Promotion #2 shall be void in the state of Florida), tracking and daily reporting of participant standings and timely determination of all contest winners.

            3.2.3 Provide prominent banner advertisement placement for the FSWE Site or another Internet web site designated by Fox on the Quepasa Home Page throughout the Term.

            3.2.4 Enter into an agreement with an appropriate wire feed news agency, on terms standard in that industry, for the provision of Spanish-language Copa America news and real-time scoring updates for inclusion on the Event Web Site.

            3.2.5 Develop and administer the Event Web Site, including but not limited to:

            (A) conduct end-to-end design, programming and technological development of the Event Web Site, and provide all required technical and personnel expertise, including deploying all required hardware, software and data connectivity elements to manage, produce and host the Event Web Site;

            (B) obtain Fox's prior written approval with respect to the design and content of the Event Web Site. Quepasa agrees to remove material from the Event Web Site which Fox objects to for any legitimate business purpose, provided that such objection is made in writing or e-mail by Fox;

            (C) regularly remove any errors or "bugs" from the Event Web Site and related elements to ensure error-free functioning on a consistent basis;

            (D) provide technical and design maintenance and repair for the Event Web Site;

            (E) at no additional cost to Fox, provide Fox with daily written traffic reports with respect to the Event Web Site;

            (F) update the Event Web Site no less frequently than three (3) times each 24 hours;

            (G) manage and maintain any and all special events on the Event Web
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            Site, including, without limitation, the Copa Promotion #2;

            (H) refrain from linking the Event Web Site to any other Internet web page or site (other than the site designated by Fox) without Fox's prior written consent;

            (I) insert and integrate advertising into the Event Web Site, subject to Fox's approval;

            (J) insure that no advertising of liquor or tobacco products is included on the Event Web Site;

            (K) insure that the Event Web Site includes conditions of use standard in the industry, warnings against use of proprietary material and appropriate trademark and copyright notices;

            (L) maintain sufficient server and telecommunications capacity so that the Event Web Site is consistently linked to the Internet by a dedicated T1 or better connection, is capable of functioning in conjunction with a variety of web browsers, has consistent function and appearance among the pages of the site and is technically capable of accommodating at least five (5) million visits per hour; and

            (M) insure that the Event Web Site does not contain any illegal, indecent, obscene, pornographic or defamatory material or any material that would violate the intellectual property rights of others.

4. USE OF TRADEMARKS; OWNERSHIP OF INTELLECTUAL PROPERTY. For the purposes of this Section 4, the Quepasa Marks and the Fox Marks are collectively called the "Licensed Marks."

      4.1 FOX LICENSE. Fox grants to Quepasa the non-exclusive right to use the Fox Marks during the Term solely in connection with the activities described in this Agreement, including links from the Event Web Site and the sports section of the Quepasa Home Page to the Internet web sites designated by Fox. Quepasa will set forth any trademark notice that Fox may require in connection with Quepasa's use of the Fox Marks hereunder. Quepasa will use the marks throughout the Term in compliance with the quality standards and specifications of which Fox gives Quepasa notice.

      4.2 QUEPASA LICENSE. Quepasa grants to Fox the non-exclusive right to use the Quepasa Marks during the Term solely in connection with the activities described in this Agreement, including telecasts of Copa America matches and links from the FSWE Site to the Event Web Site. Fox will set forth any trademark notice that Quepasa may require in connection with Fox's use of the Quepasa Marks hereunder. Fox will use the marks throughout the Term in compliance with the quality standards and specifications
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of which Quepasa gives Fox notice.

      4.3 RESERVATION OF RIGHTS. Each party acknowledges the other's exclusive right, title and interest in and to such party's trade and service marks, all goodwill associated therewith and all rights relating thereto, and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of the Licensed Marks, or the owner's rights in and to such marks. Any use of the Licensed Marks under this Agreement will inure to the benefit of the owner. Each party will notify the other if it becomes aware of any third-party use which might infringe on any of the Licensed Marks. The owner of the infringed mark may then decide, in its sole discretion, whether to pursue any available remedy against that third party, and the other party will cooperate with the owner in any such action at the owner's expense.

      4.4 APPROVAL OF USE; TERMINATION OF APPROVAL. Prior to any proposed use of the Licensed Marks under this Agreement, the party wishing to use the Licensed Marks belonging to the other will submit to the owner for approval all Internet web pages, labels, advertising, promotional material and other material (collectively the "Materials") on or in which any Licensed Mark would appear in any form (whether alone or in combination with any other material). The owner of the Licensed Mark will, within ten days after receipt of the Materials, notify the requesting party of the owner's approval or disapproval of such use. If disapproved, the owner will provide a description of what can be done, if anything, to gain approval of any disapproved Material. The disapproved Materials will be resubmitted to the owner of the Licensed Mark for approval prior to any use. Once specific Materials, including any and all Licensed Marks or similar marks, have been approved for a specific use by the owner of such Licensed Mark, the other party thereafter may continue to use such Material (unless such approval is thereafter specifically withdrawn by the owner, in its sole discretion), during the Term in accordance with the terms of the approval granted. Any failure to strictly comply with the provisions of this Section shall be deemed a material breach of the Agreement.

      4.5 PROHIBITION AGAINST REGISTRATION OR USE OF SIMILAR TRADEMARKS. Quepasa shall not attempt to register any trademark, service mark or trade name which is the same as, which contains or which is confusingly similar to or likely to be confused with any of the Fox Marks ("Similar Marks") without the prior written consent of Fox. To the extent Fox so consents, such Similar Mark shall be deemed a Licensed Mark. Quepasa hereby acknowledges and agrees that any trademark, service mark, logo or trade name that includes the word "Fox" or is a colorable imitation of any of Fox's trademarks, service marks or logos shall be considered a Similar Mark.

      4.6 OWNERSHIP OF CONTENT. Except as specifically provided in this Agreement, Fox retains all rights, including copyright and trademark, in and to the Event Web Site and telecast content supplied by it pursuant to this Agreement in all forms and media.
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5.    TERMINATION

      5.1 A party may terminate this Agreement (except for the obligation to pay any fees, other sums or other consideration past due hereunder and obligations of indemnification contained herein) at any time (i) if the other party materially breaches this Agreement or any representation or warranty contained herein and such breach is not cured within ten (10) days after the non-breaching party gives notice of such breach or (ii) if the other party files any petition in bankruptcy or insolvency or any such petition is filed against it and is not dismissed within 60 days after such filing. Each party will give notice to the other promptly if any event giving the other party the right to terminate this Agreement is expected to occur or occurs.

      5.2 If any rule, law or judicial or administrative order or decision imposes limitations or restrictions relating to the Event Web Site or the parties' obligations under this Agreement which, in Fox's opinion, makes it illegal, inherently unprofitable or otherwise commercially impractical to continue its performance under this Agreement, Fox may terminate this Agreement upon ten (10) days' notice to Quepasa specifying such order, rule, law or decision.

      5.3 If an Event of Force Majeure (as defined in Section 10) materially affecting Quepasa's performance of its obligations under this Agreement continues for ten (10) or more consecutive days or thirty (30) days in the aggregate, Fox may terminate this Agreement upon notice to Quepasa.

      5.4 Upon termination of this Agreement, each party will immediately cease use of the Licensed Marks of the other, and will, at the owner's option, return or destroy all Materials containing the Licensed Marks of the other.

6.    CONFIDENTIALITY; NONDISCLOSURE

      Except as otherwise required by law, the terms and conditions of this Agreement are to be held in strict confidence by Fox and Quepasa except to the extent the parties' employees, officers, director, partners and agents need to know such information for accounting, legal or reporting purposes or for purposes of performing the party's obligations under this Agreement. Each party will inform the persons to whom it discloses any such information of the confidential nature of such information and will be responsible to the other party for any improper disclosure thereof.

7.    REPRESENTATIONS AND WARRANTIES

      7.1 AUTHORITY. Quepasa represents, warrants and covenants to Fox that it has all requisite rights and corporate or partnership power and authority to enter into and perform this Agreement, that it is duly organized under the laws of its jurisdiction of
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formation, has taken all necessary action to authorize the execution, delivery and performance of this Agreement and this Agreement does not and will not violate any provision of its constituent or governing documents or applicable law or regulation or any material contract or other agreement to which it is a party or by which it is bound.

      7.2 NO ENCUMBRANCES AGAINST THE CONTENT. Quepasa represents, warrants and covenants to Fox that there are, and will be, no claims, liens, encumbrances or third party rights of any nature in, on or to any of the Quepasa Marks or the content provided by Quepasa pursuant to this Agreement.

      7.3 CLEARANCES; TRADEMARK, COPYRIGHT VIOLATIONS. Quepasa represents, warrants and covenants to Fox that (i) Quepasa will obtain all licenses, consents and permissions necessary for use of the content of the Event Web Site, including the performance and use of any music included in such content, and
(ii) the content provided by Quepasa for inclusion on the Event Web Site (including, without limitation, any still photographs or rolling video) or other Fox programming services, including the sound and music synchronized therewith, will not violate or infringe upon the trademark, trade name, copyright, patent, literary, dramatic, music, artistic, persona, private, civil or property right, right of privacy, or any other right of any person or entity or constitute a libel or slander of any person or entity, and will not contain any unlawful material.

      7.4 ADVERTISING AND SPONSORSHIP MATERIAL. Each party represents, warrants and covenants to the other that the advertising and sponsorship material it supplies pursuant to this Agreement will not infringe any right of any other person or entity or violate any applicable law.

      7.5 LEGAL COMPLIANCE. Quepasa represents and warrants to Fox that it has complied, and has caused its employees and agents to comply, with all laws and regulations that are applicable to it in connection with the Event Web Site and the transactions contemplated by this Agreement, and covenants that it will continue to so comply and cause its employees and agents to so comply throughout the Term. Quepasa shall ensure that the Event Web Site is created, maintained and operated in accordance with all applicable laws, regulations and rules.

8.    YEAR 2000 PREPARATIONS

      If the Term continues beyond December 31, 1999, Quepasa will ensure that all components, systems, software, equipment, facilities and other items related to the Event Web Site are Year 2000 Ready in advance of that date. "Year 2000 Ready" means that the Event Web Site will be designed to be used prior to, during and after the calendar year 2000, and that the Event Web Site will operate properly at all levels, including microcode, firmware, application programs, user interfaces, files and databases, during each such time period without error or interruption.
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9.    INDEMNITY

      Quepasa will indemnify and hold harmless Fox and each of its officers, directors, employees and agents from and against any and all liabilities, damages, losses, claims and expenses, including reasonable attorney's fees and expenses and costs of investigation ("Damages"), resulting from or arising out of (i) any infringement of any third party intellectual property right or any defamation, libel, slander or invasion of privacy caused by the programming content provided for the Event Web Site by Quepasa, (ii) any breach of any representation or warranty of Quepasa herein or (iii) any breach of any agreement or covenant to be performed by Quepasa hereunder. In no event will Fox be liable to Quepasa for any lost profits or special or consequential damages of any type, whether foreseeable or unforeseeable.

10.   FORCE MAJEURE

      Notwithstanding anything herein contained to the contrary, Fox will not be liable to Quepasa because of any failure by Fox to perform its obligations hereunder, or any delay in performance, to the extent such failure is caused by any event beyond its reasonable control, including but not limited to fire, earthquake, flood, epidemic, accident, explosion, casualty, labor controversy (including, without limitation, any strike or lockout), riot, civil disturbance, act of a public enemy, embargo, war, act of God, governmental action or inaction, the issuance of any executive or judicial order, failure or delay of any transportation agency, breakdown or technical failure of equipment (including, without limitation, satellites), which reasonably could not have been avoided, cancellation of any Copa America match or withdrawal of any team from the Copa America, any failure, without Fox's fault, to obtain material, transportation, power or any other essential thing required for its performance of this Agreement (an "Event of Force Majeure").

11.   GENERAL PROVISIONS

      11.1 TAXES. Quepasa acknowledges and agrees that Fox shall not pay, nor be responsible for, any and all taxes (including but not limited to withholding and value-added taxes), levies and charges (however denominated) imposed, levied or assessed, whether now in effect or hereafter enacted, with respect of the Event Web Site, any materials relating thereto, the distribution of the content of the Event Web Site or any right or privilege to use the same, and any receipts, fees, charges, monies or other sums received or payable in connection with the exhibition and/or exploitation thereof whether or not billed to, or demanded of, Quepasa or Fox.

      11.2 ASSIGNABILITY. Fox may assign this Agreement, or all or any part of its rights or obligations hereunder, to any affiliate. Quepasa may not assign this Agreement or any of its rights or obligations hereunder to any person or entity without the prior written consent of Fox. This Agreement will inure to the benefit of each party and such party's successors and permitted assigns.

      11.3 NO PARTNERSHIP; NO THIRD PARTY BENEFICIARIES. Nothing contained in this letter shall create any partnership or joint venture between the parties. Neither party will hold itself out as having authority contrary to the terms of this paragraph, and neither party will be or become liable to any third party by any representation, act or omission of the other party contrary to the provisions hereof. This Agreement is not for the benefit of any third party and will not be deemed to give any right or remedy to any such party whether referred to herein or not.

      11.4 NO CONTINUING WAIVER. No waiver by either party of any breach hereof will be deemed a waiver of any preceding, continuing or succeeding breach of the same or any other provision hereof. Any waiver must be in writing and executed by the party whose rights are waived.

      11.5 NO EXCLUSIVITY. The relationship between Fox and Quepasa is non-exclusive and, except as specifically provided herein, each party may engage in similar businesses in any part of the world alone or with others.

      11.6 GOVERNING LAW; JURISDICTION. This Agreement and all matters collateral hereto will be governed by the laws of the State of California, U.S.A. applicable to contracts made and fully performed therein, without giving effect to any conflict of laws principles. Any legal proceeding relating to this Agreement will be instituted and prosecuted solely in, and each party hereby irrevocably submits to the exclusive jurisdiction of, the state and federal courts located in the County of Los Angeles, State of California, U.S.A. unless such an action or proceeding is required to be brought in another court to obtain subject matter jurisdiction over the matter in controversy. The parties agree that any such action or proceeding also may be brought, or a judgment enforced, against such party wherever any assets of such party are located. Quepasa hereby irrevocably designates, constitutes and appoints the Secretary of State of California as its agent in the State of California upon whom all summons, notices, pleadings and processes in any action or proceedings against Quepasa may be served. Each of the parties hereby irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any such action or proceeding in the manner provided in this paragraph.

      11.7 NOTICES. All notices, requests, demands and other communications given pursuant to this Agreement must be in writing and will be deemed to have been duly given (a) if telescoped, when transmitted, as evidenced by a transmission report containing confirmation of the time of such transmission and number of pages sent, (b) if mailed by certified mail, when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities, and (c) if delivered by hand or overnight courier, when received, as evidenced by the signed acknowledgment of the person to whom such notice or communication was addressed or such person's agent.

All notices to Fox will be addressed as follows:

                  Fox Sports Americas U.S. L.P.
                  10000 Santa Monica Blvd.
                  Suite 333
                  Los Angeles, CA   90067
                  Attn: Donna Reid, General Counsel and Vice President of Business and Legal Affairs
                  Facsimile: (310) 229-5660

All notices to Quepasa will be addressed as follows:

                  Quepasa.com
                  One Arizona Center
                  400 E. Van Buren
                  Phoenix, AZ 85004
                  Attn: Victor Roldan
                  Facsimile: (602) 716-0200

      11.8 ENTIRE AGREEMENT. This Agreement supersedes and cancels all prior negotiations, understandings and agreements between the parties and contains all of the terms agreed to by the parties with respect to the subject matter hereof. No amendment will be valid unless in writing and executed by both parties.

Executed April 26th, 1999.

FOX SPORTS AMERICAS U.S. L.P.          QUEPASA.COM, INC.



By:  /s/ Dan Casey                 By:   /s/ Jeffrey Peterson
   _______________________________    _____________________________________


Title:   VPGM                      Title:    CEO
      ____________________________        _________________________________

                                    EXHIBIT A
                                  THE FOX MARKS

FOX SPORTS WORLD
  ESPANOL   (Design)        SN 75-614598            Filed 12/31/98

FOX SPORTS                  Reg. No. 2,220,625      Reg.  01/26/99

FOX SPORTS                  Reg. No. 2,219,078      Reg.  01/19/99

                                    EXHIBIT B
                                THE QUEPASA MARKS

Quepasa!com                 Ser. No. 75/614319        Filed 12/31/98, USPTO

Quepasa.com Logo             _______________          ______________________

                                    EXHIBIT C
                      COPA AMERICA '99 TOURNAMENT SCHEDULE*

DATE                 DAY            MATCH                          PST         EST         TELECAST
----                 ---            -----                          ---         ---         --------
June 29              Tuesday        Peru vs. Japan                 2:30P       5:30P       PPV
                                    Paraguay vs. Bolivia           5:00P       8:00P       FSWE

June 30              Wednesday      Chile vs. Mexico               2:30P       5:30P       PPV
                                    Brazil vs. Venezuela           4:30P       7:30P       FSWE

July 1               Thursday       Uruguay vs. Colombia           3:00P       6:00P       PPV
                                    Argentina vs. Ecuador          5:00P       8:00P       PPV

July 2               Friday         Peru vs. Bolivia               3:00P       6:00P       PPV
                                    Paraguay vs. Japan             5:00P       8:00P       FSWE

July 3               Saturday       Brazil vs. Mexico              11:00A      2:00P       PPV
                                    Chile vs. Venezuela            1:00P       4:00P       FSWE

July 4               Sunday         Uruguay vs. Ecuador            11:00A      2:00P       PPV
                                    Argentina vs. Colombia         1:00P       4:00P       PPV

July 5               Monday         Japan vs. Bolivia              3:00P       6:00P       FSWE
                                    Paraguay vs. Peru              5:00P       8:00P       PPV

July 6               Tuesday        Mexico vs. Venezuela           2:30P       5:30P       PPV
                                    Brazil vs. Chile               4:30P       7:30P       PPV

July 7               Wednesday      Colombia vs. Ecuador           3:00P       6:00P       PPV
                                    Argentina vs. Uruguay          5:00P       8:00P       PPV

QUARTER-FINALS
July 10              Saturday       2nd Group A vs. 2nd Group B    11:00A      2:00P       PPV
                                    1st  A vs. 2nd Best 3rd        3:30P       6:30P       FSWE

July 11              Sunday         1st  C  vs. Best 3rd           10:30A      1:30P       PPV
                                    1st  B  vs. 2nd  C             1:00P       4:00P       PPV

SEMIFINALS
July 13              Tuesday        Winner  B  vs. Winner C        5:00P       8:00P       PPV

July 14              Wednesday      Winner  A  vs. Winner          4:30P       7:30P       FSWE


THIRD PLACE

July 17              Saturday       Loser  E  vs. Loser F          11:00A      2:00P       FSWE

CHAMPIONSHIP FINAL
July 18              Sunday         Winner  E  vs. Winner F        1:00P       4:00P       FSWE


GROUP A              GROUP B         GROUP C
-------              -------         -------
Paraguay             Brazil          Argentina
Peru                 Chile           Uruguay
Japan                Mexico          Colombia
Bolivia              Venezuela       Ecuador


*Schedule Subject to Change